Exhibit 3.30(a)
FI7eci Iii thu Oflloeof the ARTICLES OF iNCORPORATION Btat at OF BRECKENRIDGE READ’ 11IX, INC.
We, the undersigned natural persons of the age of twenty-one years or more, at least two of whom are oitizen of the State of Texas, acting as incorporators of a corooration under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation of such corporationi
ARTICLE ONE The name of the corporation is Breckenridge Ready Mix, Inc.
ARTICLE TWO The period of its duration is perpetual.
ARTICLE THREE The purpose or purposes for which the corporation is organized are:
To manufacture, buy, sell and deal in cement and concrete materials and other building materials of all kinds and nature; tomake’artd purchase bu-ii&inge; t conduct and carry on the business of builders and contractors for the purpose of building, erecting, altering, repairing, or doing any other work in connection with any and all classes of buildings and improvements of any icind arid nature whatsoever.
To do aLi and everything necessary, suitable, and proper for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers hereinabove set forth, either aLone or tn association with other corporations, firms or individuals, and to do every other act or acts7 thing or things, incidental
-appurt-enant-o or growing cu-t -of’- e— enneeted—wth’ the aforesaid business or powers, or any part or parts thereof; provided, the same be not inconsistent with the laws under which this corporation is organized.
The objects and purposes specified in the foregoing cLauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have the authority to issue is one thousand (1,000), of the par value of FIVE ($5.00) DOLLARS, each.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of ONE THOUSAND ($1,000.00) DOLLARS, consisting of money, labor done, or property actually received, which sum is not less than $1,000.00.

ARTICLE SIX

The post office address of its initial registered office is 508 East Lindsey Street, Breckenridge, Texas, and the name of its initial registered agent at such address if C.S. Curry.

ARTICLE SEVEN

The number of directors constituting the initial board of directors is four, and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

~~Jack H. Cox, 700 East Walker Street~~, Breckenridge, Texas;
Barbara Anne Cox, 700 East Walker Street, Breckenridge, Texas;
C.S. Curry, 508 East Lindsey, Breckenridge, Texas;
Frances Curry, 1500 Ridgeway Circle, Breckenridge, Texas.

ARTICLE EIGHT

The names and addresses of the incorporators are:

Jack H. Cox, 700 East Walker Street, Breckenridge, Texas;
Barbara Anne Cox, 700 East Walker Street, Breckenridge, Texas;
C.S. Curry, 508 East Lindsey, Breckenridge, Texas;
Frances Curry, 1500 Ridgeway Circle, Breckenridge, Texas.

IN WITNESS WHEREOF, we have hereunto set our hands, this 20th day of July, 1964.

Jack H Cox

Barbara Anne Cox

C.S. Curry

Frances Curry

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THE STATE OF TEXAS COUNTY OF STEPHENS 0 1, , a notary public, do hrcby irtify that on th 20th day of July, L6L, peraonaL1y aooear before lie, Jack (o:, flarbara Ann. ‘ox, C. S. Curry and Frances Curry, who. each i.ing by .e rt daly sworn, vcra1ly dcLarcd that they are the pereons who sLgned the £oregoiuc docuioent as incorporators, and that th statmcnts therein containad are true.
(at) L Notary ‘ubl1c, Stephens County, Texas